As filed with the Securities and Exchange Commission on July 15, 2002
                                                  Registration Statement No. [ ]

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BOSTON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                                            04-2473675
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number

                      ------------------------------------

                        111 Huntington Avenue, Suite 300
                        Boston, Massachusetts 02199-7610
                                 (617) 236-3300
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                         Mortimer B. Zuckerman, Chairman
             Edward H. Linde, President and Chief Executive Officer
                             BOSTON PROPERTIES, INC.
                        111 Huntington Avenue, Suite 300
                         Boston Massachusetts 02199-7610
                                 (617) 236-3300
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                      ------------------------------------

                                    Copy to:
                             GILBERT G. MENNA, P.C.
                            ETTORE A. SANTUCCI, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                           Boston, Massachusetts 02109
                                 (617) 570-1000

                      ------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

     If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                             Proposed Maximum      Proposed Maximum
                                            Amount to         Offering Price          Aggregate               Amount of
  Title of Shares Being Registered      be Registered (2)      Per Share (3)      Offering Price (3)       Registration Fee
-------------------------------------- ------------------ --------------------- -------------------- ----------------------------
  Common Stock, par value $.01 per
              share(1)                     1,066,229             $ 37.35          $ 39,823,653.15            $ 3,663.78
=================================================================================================================================

(1) This Registration Statement also relates to the rights to purchase shares of Series E junior participating cumulative preferred stock of the Registrant which are attached to all shares of common stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated June 16, 1997. Until the occurrence of events prescribed in the Shareholder Rights Agreement, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with the common stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the common stock.
(2) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.
(3) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on July 12, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion. Dated July 15, 2002.

Prospectus
----------

                        1,066,229 Shares of Common Stock

                             BOSTON PROPERTIES, INC.

                                  ------------


     The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 1,066,229 shares of common stock of Boston Properties, Inc. We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

     Our common stock is listed on the New York Stock Exchange under the symbol "BXP."

     See "Risk Factors" on page 4 for factors you should consider before you invest in our common stock.

                                  ------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                  ------------


                       The date of this prospectus is [ ].

                               PROSPECTUS SUMMARY

     This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                                  ------------


                          About Boston Properties, Inc.

     We are a fully-integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold a controlling economic interest.

     Our properties are concentrated in four core markets--Boston, midtown Manhattan, Washington, D.C. and San Francisco. We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

     We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Mortimer B. Zuckerman and Edward H. Linde in 1970. We believe that we have created significant value for our tenants and investors by developing well located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continuously improving the marketing and management of our assets.

     Additional information regarding Boston Properties, including our audited financial statements and descriptions of Boston Properties, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 5.

                                  The Offering

     This prospectus relates to up to 1,066,229 shares of our common stock that may be offered for sale by the selling stockholders. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations under our registration rights agreements with the selling stockholders. Registration of the common stock does not necessarily mean that all or any portion of the common stock covered by this prospectus will be offered for sale by the selling stockholders.

     We have agreed to register the common stock under federal securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

                      Tax Status of Boston Properties, Inc.

     We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  RISK FACTORS

     Before you purchase shares of our common stock from the selling stockholders you should be aware that there are various risks in making an investment in our common stock, including those in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference in this prospectus. You should carefully consider these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the public reference facility maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Boston Properties, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until the selling stockholders sell all of the securities:

         o  our Annual Report on Form 10-K for the year ended December 31, 2001;

         o  our Quarterly Report on Form 10-Q for the quarter ended
            March 31, 2002;

         o our Proxy Statement dated March 29, 2002 prepared in connection with our Annual Meeting of Stockholders held on May 1, 2002;

         o our Current Reports on Form 8-K dated January 22, 2002 and April 23, 2002;

         o the description of our common stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997 and all amendments and reports updating the description;

         o the description of the rights to purchase shares of our Series E Junior Participating Cumulative preferred stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and the description contained in our registration statement on Form 8-A/A filed on June 16, 1997 amending the description, and all amendments and reports updating that description.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

     We will provide, without charge, at the written or oral request of anyone to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing. Written requests should be directed to Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attention: Investor Relations. Telephone requests may be directed to (617) 236-3300.

                           FORWARD-LOOKING STATEMENTS

     Statements incorporated by reference or made under the captions "Risk Factors" and "Our Company" and elsewhere in this prospectus are "forward-looking statements" within the meaning of the federal securities laws. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to acquisitions and related financial information, development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, environmental and other regulations and competition.

     You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

         o we are subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and dependence on our tenants' financial condition;

         o we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

         o financing may not be available, or may not be available on favorable terms;

         o we need to make distributions to our stockholders for us to qualify as a real estate investment trust, and if we need to borrow the funds to make the distributions, borrowings may not be available on favorable terms;

         o we depend on the core markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

         o  we are subject to potential environmental liabilities;

         o we are subject to complex regulations relating to our status as a real estate investment trust and would be adversely affected if we failed to qualify as a real estate investment trust; and

         o market interest rates could adversely affect the market prices for our common stock, as well as our performance and cash flow.

     We caution you that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                   OUR COMPANY

Boston Properties, Inc.

     We are a fully-integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold a controlling economic interest.

     Our properties are concentrated in four core markets--Boston, midtown Manhattan, Washington, D.C. and San Francisco. We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

     We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Zuckerman and E. Linde in 1970. We believe that we have created significant value for our tenants and investors by developing well located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continuously improving the marketing and management of our assets.

                           DESCRIPTION OF COMMON STOCK

     The following is a summary of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, bylaws, our shareholder rights plan and the Delaware General Corporation Law. Our shareholder rights plan is summarized below. Our shareholder rights plan, certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus is a part.

General

     Under our certificate of incorporation, we have authority to issue 250,000,000 shares of common stock, par value $.01 per share. As of July 9, 2002, 95,259,251 shares of common stock were issued and outstanding. In addition, as of July 9, 2002, 20,497,784 common units of Boston Properties Limited Partnership which are exchangeable for common stock on a one-for-one basis were outstanding. We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. However, each outstanding share of our common stock currently has attached to it one preferred share purchase right issued under our shareholder rights plan, which is summarized below. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

     All of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for our common stock.

Dividends

     Subject to the preferential rights of any other shares of our stock and the provisions of our certificate of incorporation regarding excess shares, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends when and if they are authorized and declared by our board of directors. Each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

Voting rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other shares of our stock. Holders of our common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding common stock can elect all of the directors then standing for election.

Other rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

     Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate our stock or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

         o our certificate of incorporation is not amended in any respect by the merger;

         o each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

         o any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Restrictions on ownership

     For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions including the automatic conversion of shares in excess of this ownership restriction into excess shares to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See "Limits on Ownership of Our Stock" beginning on page 13.

Transfer agent

     The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

Preferred shares

     Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock. We do not have any preferred stock outstanding as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series, subject to the provisions of our certificate of incorporation regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of our common stock.

     Under our certificate of incorporation, we have authority to issue up to 150,000,000 shares of Series E junior participating cumulative preferred stock. At July 9, 2002, none of the Series E junior participating cumulative preferred stock were issued or outstanding. Shares of our Series E junior participating cumulative preferred stock may be issued under our shareholder rights plan, which is summarized beginning on page 11.

Shareholder rights plan

     In 1997, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with Fleet National Bank (f.k.a. BankBoston, N.A.), as rights agent. The purpose of our shareholder rights plan is to enhance our board of directors' ability to protect our stockholders' interests by ensuring that stockholders receive fair treatment in the event that any coercive takeover attempt of Boston Properties is made in the future. The rights plan is intended to provide our board of directors with sufficient time to consider any and all alternatives to a takeover action. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

     Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the "rights." Each share of common stock issued in the future will also receive a right until any of the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on June 11, 2007, unless previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and will separate from the common stock and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happens:

         1. ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock; or

         2. ten business days, or such other date determined by our board of directors, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the sum of our outstanding common stock and excess stock.

Under our shareholder rights plan, our common stock that may be issued in exchange for outstanding common units of limited partnership interest in Boston Properties Limited Partnership is not included in the definition of beneficial ownership.

     However, if a person who became a limited partner of Boston Properties Limited Partnership at the time of our initial public offering acquires beneficial ownership of 15% or more of the sum of our common stock and excess stock, the rights will not become exercisable unless the acquisition results in that person acquiring a greater percentage of the outstanding shares of our outstanding common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership than the percentage of outstanding shares of common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that person held at the completion of our initial public offering. In addition, no group of which a person who became a partner of Boston Properties Limited Partnership at the time of our initial public offering is a member will be deemed to beneficially own our common stock and excess stock owned by that person. Common units of limited partnership interest of Boston Properties Limited Partnership held by Boston Properties, Inc. are excluded in making these calculations.

     If the rights become exercisable, holders of the rights will be able to purchase from us a unit of preferred stock equal to one ten-thousandth of a share of our Series E junior participating cumulative preferred stock at a price of $100 per unit, subject to adjustment. We have designated 200,000 shares of Series E junior participating cumulative preferred stock and have reserved these shares for issuance under our shareholder rights plan. However, all rights owned by any persons or groups triggering the event shall be void.

     In addition, if at any time following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock:

         o we enter into a merger or other business combination transaction in which we are not the surviving entity;

         o we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged; or

         o we sell, transfer or mortgage 50% or more of our assets or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company equal to two times the purchase price of the right.

     At any time after our public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series E junior participating cumulative preferred stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect an exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

     We may redeem the rights at $.001 per right at any time before the date that is ten days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock. We may extend this redemption period at any time while the rights are still redeemable. The rights will expire at the close of business on June 11, 2007 unless we redeem them before that date.

     The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the rights agreement. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed on page 6.

                        LIMITS ON OWNERSHIP OF OUR STOCK

Ownership limits

     For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year other than the first year, and our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months other than the first year or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our certificate of incorporation provides that generally no holder may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6.6% of any class or series of our stock. Under our certificate of incorporation, a person generally "beneficially owns" shares if:

         o  the person has direct ownership of the shares,

         o the person has indirect ownership of the shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code, or

         o the person would be deemed to beneficially own the shares pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended.

     Our certificate of incorporation allows two exceptions to the 6.6% ownership limit:

         15% Related party ownership limit:

         Each of Messrs. Zuckerman and E. Linde, together with their respective heirs, legatees, devisees and any other person whose beneficial ownership of our common stock would be attributed under the Internal Revenue Code to them, are subject to an ownership limit of 15% for each of them together with such persons related to them.

         15% Look-through entity ownership limit:

         Pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940 are subject to an ownership limit of 15%. Pension plans and mutual funds are among the entities that are not treated as stockholders under the "five or fewer requirement." Rather, the beneficial owners of these entities will be counted as stockholders for this purpose.

     The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of our outstanding stock.

Shares in excess of ownership limits

     Transfers of our stock or any security convertible into our stock or other events that would create a direct or indirect ownership of our stock that would:

         o  violate the 6.6% ownership limit;

         o  violate the 15% ownership limit for related parties;

         o  violate the 15% ownership limit for look-through entities; or

         o result in our disqualification as a real estate investment trust, including any transfer that results in:

               o  our stock being owned by fewer than 100 persons,

               o  Boston Properties being "closely held" with the meaning of
                  Section 856(h) of the Internal Revenue Code, or

               o Boston Properties constructively owning 10% or more of one of our tenants,

shall be null and void and of no effect with respect to the shares in excess of the applicable limit. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to a trust for the benefit of a qualified charitable organization selected by us, but not affiliated with us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable limit and distribute to the original transferee-stockholder an amount equal to the lesser of:

         o  the proceeds of the sale, or

         o the price paid for our stock in excess of the applicable limit by the original transferee-owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the fair market value of the excess shares on the date they are sold by the trust.

     All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the original transferee-owner will be distributed to the beneficiary of the trust.

Right to purchase excess shares

     In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of the excess shares for the lesser of the price paid for the shares in excess of the applicable limit by the original transferee-stockholder or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the original transferee-stockholder. The market price will be determined in the manner set forth in our certificate of incorporation. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date on which our board of directors determines that a violative transfer has been made.

Disclosure of stock ownership by our stockholders

     Each of our stockholders will upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may have the effect of precluding the acquisition of control of Boston Properties unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

                    IMPORTANT PROVISIONS OF DELAWARE LAW AND
                   OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The following is a summary of important provisions of Delaware law and our certificate of incorporation and bylaws which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to Delaware General Corporation Law and our certificate of incorporation and bylaws.

Business combinations with interested stockholders under Delaware law

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

         o before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

         o the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Boston Properties.

Amendment of our certificate of incorporation and bylaws

     Amendments to our certificate of incorporation must be approved by our board of directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of our stockholders. However, a 75% stockholder vote is required for amendments dealing with fundamental governance provisions of our certificate of incorporation, including:

         o  stockholder action

         o  the powers, election of, removal of and classification of directors

         o  limitation of liability

         o  amendment of our certificate of incorporation

     Unless otherwise required by law, our board of directors may amend our bylaws by a majority vote of our directors then in office. Our bylaws may also be amended by a majority stockholder vote if our board of directors recommends the approval of the amendment, and otherwise by a 75% stockholder vote.

Meetings of stockholders

     Under our bylaws, we will hold annual meetings of our stockholders at a date and time as determined by our board of directors, Chairman or President. Our bylaws require advance notice for our stockholders to make nominations of candidates for our board of directors or bring other business before an annual meeting of our stockholders. Only our board of directors can call special meetings of our stockholders and any special meeting is restricted to considering and acting upon matters set forth in the notice of that special meeting.

Board of directors

     Our board of directors is divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

     Our certificate of incorporation provides that a 75% vote of our board of directors is required to approve fundamental changes or actions, including:

         o a change of control of Boston Properties or of Boston Properties Limited Partnership;

         o any amendment to the limited partnership agreement of Boston Properties Limited Partnership;

         o any waiver of the limitations on ownership contained in our certificate of incorporation;

         o  certain issuances of equity securities by Boston Properties; and

         o  termination of our status as a REIT.


Shareholder rights plan and ownership limitations

     We have adopted a shareholder rights agreement. In addition, our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See "Shareholder rights plan" beginning on page 11 and "Limits on Ownership of Our Stock" beginning on page 13.

Limitation of directors' and officers' liability

     Our certificate of incorporation generally limits the liability of our directors to Boston Properties to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against these persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, provided each person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

     Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by Boston Properties to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, including an injunction or rescission, for breach of fiduciary duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boston Properties pursuant to the foregoing provisions, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Indemnification agreements

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and cover our directors and executive officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our certificate of incorporation and our bylaws, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by our stockholders to eliminate the rights it provides.

      FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

     The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, including insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

     We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our common stock.

Federal income taxation

     In the opinion of our tax counsel, Goodwin Procter LLP, commencing with our first taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet these requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results. Goodwin Procter LLP has relied on our representations regarding our operations and has not and will not review these operating results. No assurance can be given that actual operating results have met or will meet these requirements.

     If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

Failure to qualify

     If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, we must derive a minimum percent of our gross income from specified sources in order to qualify as a real estate investment trust. If we fail to satisfy these gross income tests because nonqualifying income that we intentionally incur exceeds the limit on gross income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause, which is a condition to qualification for relief from the four-year disqualification rule.

Taxation of United States stockholders and potential tax consequences of their investment in our common stock

     When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes:

         o  an individual who is a citizen or resident of the United States;

         o a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

         o a partnership, trust or estate treated as a domestic partnership, trust or estate.

For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

     Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our outstanding preferred shares and then to our common stock. Dividends will be taxable to the stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

     Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held its common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on these gains and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in each stockholder's long-term capital gains.

     Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from us and gain from the disposition of common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against this income. Dividends from us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

     Sale of the common stock. Upon the sale or exchange of common stock, the United States stockholder will generally recognize gain or loss equal to the difference between the amount realized on the sale and the tax basis of the common stock sold or exchanged. Assuming the shares are held as a capital asset, the gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a United States stockholder on the sale of common stock held for not more than six months and with respect to which capital gains were required to be included in the stockholder's income will be treated as a long-term capital loss to the extent of the amount of the capital gains so included.

     In general, the maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of the gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year to the extent the gain is not otherwise characterized as ordinary income under the "recapture" provisions of Section 1250 of the code. The Secretary of the Treasury has the authority to prescribe regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued regulations relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships. As of this time, the Secretary of the Treasury has not issued regulations relating to the taxation of capital gains in the case of sales or exchanges of interests in REITS. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from any sale or taxable exchange by you of our common stock.

     Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, certain qualified trusts that hold more than 10% by value of the shares of a particular real estate investment trust may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

Backup withholding

     Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 30% (decreasing periodically to 28% in 2006) with respect to dividends paid on, and gross proceeds from the sale of, the common stock unless the stockholder (1) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common stock during the calendar year.

State and local tax

     Boston Properties and our stockholders may be subject to state and local tax in various states and localities, including those in which we or our stockholders transact business, own property or reside. The tax treatment of us and our stockholders in these jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

     The following is a summary of the material terms and provisions of the registration rights agreements which we entered into with the selling stockholders. It may not contain all the information that is important to you. You can access complete information by referring to the agreements.

     Under the registration rights agreements, we are obligated to file a registration statement covering the sale by the selling stockholders of the common stock issued in connection with the agreements and we must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and to keep the registration statement continuously effective until the earlier of:

         o the date on which the selling stockholders no longer hold any common stock to which the registration rights agreements apply; or

         o the date on which all of the common stock to which the registration rights agreements apply held or acquired in the future by the selling stockholders has become eligible for sale under Rule 144(k) of the Securities Act of 1933.

Any common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreements.

     The registration rights agreements require that we bear all expenses of registering the common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders, subject to our right to receive payments from one of the selling stockholders pursuant to a letter agreement. We also agreed to indemnify the selling stockholders and affiliated persons against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights agreements. In addition, the selling stockholders agreed to indemnify us and our directors, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from:

         o written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements; or

         o the selling stockholders' failure to deliver, or cause to be delivered, this prospectus or any amendments or prospectus supplements to any purchaser of common stock covered by this prospectus from the selling stockholders through no fault of ours.

                            THE SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of July 9, 2002, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. Except as noted, this table assumes that the selling stockholders offer for sale all of the shares of common stock covered by this prospectus.

     The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of July 9, 2002 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or units from time to time after the date of this prospectus.

                               Common Stock                             Common Stock
                               Beneficially          Common Stock           to be             Percentage
                               Owned as of             Offered           Owned After           of All
Name                           July 9, 2002           Hereby (1)         Offering (2)     Common Stock (7)
----                           ------------           ----------     ------------------     ----------------
Vincent deP. Farrell, Jr.            11,203            11,203                  0                  *
Bruce W. Jones                           35                35                  0                  *
George M. Topliff                     3,195             3,195                  0                  *
Trust u/w Winthrop
 Rockefeller                        832,121           832,121                  0                  *
Perseverance Associates,            218,795           218,795                  0                  *
 L.P.
PIC Realty Corporation              219,088 (3)       219,088 (3)              0                  *
The Prudential Insurance          6,031,160 (4)       219,675 (5)      5,811,485 (6)            6.1%
 Company of America

TOTAL                             6,877,714         1,066,229          5,811,485
                                  ---------         ---------          ---------

----------------------------
*   Less than 1%.

(1) These shares of common stock represent the common stock covered by our registration rights agreements with the selling stockholders.

(2) Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders.

(3) Includes 293 shares held by PIC Realty Corporation and 218,795 shares held by Perseverance Associates, L.P.

(4) Includes 219,675 shares of our common stock offered by this prospectus of which 587 shares are held by The Prudential Insurance Company of America ("Prudential"), 293 shares are held by PIC Realty Corporation and 218,795 shares are held by Perseverance Associates, L.P. Also includes (1) 50,000 shares of our common stock that Prudential may acquire if it presents its 50,000 common units of Boston Properties Limited Partnership to us for redemption and we exercise our right to issue common stock to it instead of cash; (2) 3,134,914 shares of our common stock held by accounts managed by Prudential or its affiliates on behalf of: (i) QM accounts including 2,671,314 shares of our common stock; (ii) Jennison Series Funds including 253,900 shares of our common stock; (iii) Jennison Mutual Funds including 197,200 shares of our common stock; (iv) Jennison External Accounts including 3,800 shares of our common stock; and (v) Jennison PruTrust Funds including 8,700 shares of our common stock; and (3) 1,900 shares of our common stock held in discretionary accounts on behalf of clients of Prudential Securities Incorporated ("PSI"), an affiliate of Prudential. Prudential disclaims beneficial ownership of the shares of our common stock held by accounts managed by Prudential or its affiliates because the voting and disposition of these shares is controlled for the benefit of the clients in the QM accounts, Jennison accounts and PSI discretionary accounts.

(5) Includes 587 shares held by Prudential, 293 shares held by PIC Realty Corporation and 218,795 shares are held by Perseverance Associates, L.P.

(6) Includes (1) 50,000 shares of our common stock that Prudential may acquire if it presents its 50,000 common units of Boston Properties Limited Partnership to us for redemption and we exercise our right to issue common stock to it instead of cash; (2) 3,134,914 shares of our common stock held by accounts managed by Prudential or its affiliates on behalf of: (i) QM accounts including 2,671,314 shares of our common stock; (ii) Jennison Series Funds including 253,900 shares of our common stock; (iii) Jennison Mutual Funds including 197,200 shares of our common stock; (iv) Jennison External Accounts including 3,800 shares of our common stock; and (v) Jennison PruTrust Funds including 8,700 shares of our common stock; and (3) 1,900 shares of our common stock held in discretionary accounts on behalf of clients of PSI. Prudential disclaims beneficial ownership of the shares of our common stock held by accounts managed by Prudential or its affiliates because the voting and disposition of these shares is controlled for the benefit of the clients in the QM accounts, Jennison accounts and PSI discretionary accounts.

(7) Assumes that all the common units and Series One preferred units (on an as converted basis) held by the person are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock. The total number of shares of common stock outstanding used in calculating the percentage assumes that none of the common units and Series One preferred units (on an as converted basis) held by other persons are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds of the sale by the selling stockholders of the common stock covered by this prospectus.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible sale from time to time of up to an aggregate of 1,066,229 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. We are registering the common stock pursuant to our obligations under the registration rights agreements, but the registration of the common stock does not necessarily mean that any of the common stock will be offered or sold by the selling stockholders.

     The distribution of the common stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the common stock to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         o  identify any underwriter, dealer or agent;

         o describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         o  identify the amounts underwritten;

         o identify the nature of the underwriter's obligation to take the common stock; and

         o  provide any other required information.

     The sale of common stock by the selling stockholders may also be effected by selling common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the common stock as principal, and may be made pursuant to any of the methods described below. Sales may be made on the New York Stock Exchange or other exchanges on which the common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     Common stock may also be sold in one or more of the following transactions:

         o block transactions in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         o purchases by any broker-dealer as principal and resale by any broker-dealer for its own account pursuant to any supplement to this prospectus;

         o a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

         o ordinary brokerage transactions and transactions in which any broker-dealer solicits purchasers;

         o sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

         o sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the common stock which is not expected to exceed that which is customary in the types of transactions involved.

     To comply with applicable state securities laws, the common stock will be sold, if necessary, in these jurisdictions only through registered or licensed brokers or dealers. In addition, common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from registration or qualification requirement is available and is complied with.

     All expenses relating to the offering and sale of the common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents, and subject to our right to receive payments from one of the selling stockholders pursuant to a letter agreement, will be paid by us. We have agreed to indemnify the selling stockholders against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act of 1933. See "Registration Rights of the Selling Stockholders," beginning on page 22.

                                     EXPERTS

     The financial statements of Boston Properties, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Certain legal matters, including the validity of the common stock offered through this prospectus, will be passed upon for us by Goodwin Procter LLP. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as one of our Assistant Secretaries. Mr. Menna, and other partners of Goodwin Procter LLP, together own approximately 20,000 shares of our common stock. Goodwin Procter LLP occupies approximately 54,043 square feet at our property at 599 Lexington Avenue, New York, New York under a lease that expires in 2008.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

============================================================    ========================================


    You should rely only on the information contained
in this prospectus, incorporated herein by reference
or contained in a prospectus supplement.                                           1,066,229 Shares
Neither we nor the selling stockholders have                                       of Common Stock
authorized anyone else to provide you with different
or additional information.  The selling stockholders
are not making an offer of these securities in any
state where the offer is not permitted. You should
not assume that the information in this prospectus,
or incorporated herein by reference, or in any                                 Boston Properties, Inc.
prospectus supplement is accurate as of any date
other than the date on the front of those documents.

--------------------

TABLE OF CONTENTS

Page
----
Prospectus Summary................................    2
Risk Factors......................................    4
Where You Can Find More Information...............    5
Incorporation of Documents By Reference...........    6
Forward-Looking Statements........................    7                         ____________________
Our Company.......................................    8
Description of Common Stock.......................    9                              Prospectus
Limits on Ownership of Our Stock..................   13
Important Provisions of Delaware Law                                           ______________________
  and Our Certificate of Incorporation
  and Bylaws......................................   15
Federal Income Tax Considerations and
  Consequences of Your Investment.................   18
Registration Rights of the Selling
  Stockholders....................................   22
The Selling Stockholders..........................   23
Use of Proceeds...................................   25
Plan of Distribution..............................   25
Experts...........................................   27
Legal Matters.....................................   27                            _________, 2002
Validity of Common Stock..........................   27


--------------------




============================================================    ========================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

     Registration fee -- Securities and Exchange Commission......  $    3,663.78
     Accountants' fees and expenses*.............................       5,000.00
     Blue Sky fees and expenses*.................................       1,500.00
     Legal fees and expenses (other than Blue Sky)*..............       7,500.00
     Printing expenses*..........................................       2,000.00
     Miscellaneous...............................................       2,336.22

     TOTAL.......................................................  $   22,000.00
                                                                       =========

     Except as noted, all expenses in connection with the issuance and distribution of the securities being offered shall be borne by Boston Properties, Inc. Expenses identified by an asterisk(*) will be borne in part by Boston Properties, Inc., but are also subject to our right to receive payments from one of the selling stockholders pursuant to a letter agreement.

Item 15.  Indemnification of Directors and Officers.

     Our certificate of incorporation and bylaws provide certain limitations on the liability of our directors and officers for monetary damages to Boston Properties. Our certificate of incorporation and bylaws obligate Boston Properties to indemnify its directors and officers, and permit Boston Properties to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Boston Properties and our stockholders against these individuals.

     Our certificate of incorporation limits the liability of our directors and officers to Boston Properties to the fullest extent permitted from time to time by the Delaware General Corporation Law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or our stockholders to eliminate the rights it provides. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities under the Securities Act of 1933 is against public policy and unenforceable pursuant to Section 14 of the Securities Act of 1933.

Item 16.  Exhibits.
--------  ---------
4.1 Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.2 Amended and Restated Bylaws of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.3 Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

4.4 Shareholder Rights Agreement dated as of June 16, 1997 between Boston Properties, Inc. and Fleet National Bank (f.k.a. BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

*5.1 Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered.

**8.1     Opinion of Goodwin Procter LLP as to certain tax matters.

*23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

*23.2     Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and
          8.1).

*24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

*99.1 Registration Rights Agreements, dated as of July 8, 2002, by and between Boston Properties, Inc., Boston Properties Limited Partnership and the selling stockholders.

--------------------------

*  Filed herewith
** To be filed by amendment

Item 17.  Undertakings.

     (a) Boston Properties, Inc. hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Boston Properties pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Boston Properties hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Boston Properties' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Boston Properties pursuant to the foregoing provisions, or otherwise, Boston Properties has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Boston Properties of expenses incurred or paid by a director, officer or controlling person of Boston Properties in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Boston Properties will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 15th day of July, 2002.

                              BOSTON PROPERTIES, INC.
                              By:  /s/ Edward H. Linde
                                 ----------------------------
                                 Name:  Edward H. Linde
                                 Title:  President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                      Title                         Date
/s/ Mortimer B. Zuckerman
----------------------------------    Chairman of the Board of Directors                 July 15, 2002
Mortimer B Zuckerman

/s/ Edward H. Linde
----------------------------------    President and Chief Executive Officer,             July 15, 2002
Edward H. Linde                       Director (Principal Executive Officer)

/s/ Douglas T. Linde
----------------------------------    Chief Financial Officer (Principal Financial       July 15, 2002
Douglas T. Linde                      Officer and Principal Accounting Officer)

/s/ Alan J. Patricof
----------------------------------    Director                                           July 15, 2002
Alan J. Patricof

/s/ Ivan G. Seidenberg
----------------------------------    Director                                           July 15, 2002
Ivan G. Seidenberg

/s/ Martin Turchin
----------------------------------    Director                                           July 15, 2002
Martin Turchin

/s/ Alan B. Landis
----------------------------------    Director                                           July 2, 2002
Alan B. Landis

/s/ Richard A. Salomon
----------------------------------    Director                                           July 15, 2002
Richard A. Salomon

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

4.1 Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.2            Amended and Restated Bylaws of Boston Properties, Inc.
               (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.3 Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

4.4 Shareholder Rights Agreement dated as of June 16, 1997 between Boston Properties, Inc. and Fleet National Bank (f.k.a. BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

*5.1 Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered.

**8.1          Opinion of Goodwin Procter LLP as to certain tax matters.

*23.1          Consent of PricewaterhouseCoopers LLP, Independent Accountants.

*23.2          Consent of Goodwin Procter LLP (included as part of Exhibits
               5.1 and 8.1).

*24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

*99.1 Registration Rights Agreements, dated as of July 8, 2002, by and between Boston Properties, Inc., Boston Properties Limited Partnership and the selling stockholders.

------------------------
*  Filed herewith
** To be filed by amendment